AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 22, 2001
                                                           REGISTRATION NO. 333-

--------------------------------------------------------------------------------
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                                 WORLDCOM, INC.
             (Exact name of registrant as specified in its charter)

             GEORGIA                                     58-1521612
   (State or other jurisdiction             (I.R.S. Employer Identification No.)
of incorporation or organization)

                    ----------------------------------------

                            500 CLINTON CENTER DRIVE
                           CLINTON, MISSISSIPPI 39056
                    (Address of Principal Executive Offices)

            ---------------------------------------------------------

            INTERMEDIA COMMUNICATIONS INC. 401(K) PROFIT SHARING PLAN
                         DIGEX, INCORPORATED 401(K) PLAN

                            (Full title of the plans)

                      ------------------------------------

                            P. BRUCE BORGHARDT, ESQ.
                                 WORLDCOM, INC.
                      10777 SUNSET OFFICE DRIVE, SUITE 330
                            ST. LOUIS, MISSOURI 63127
                                 (314) 909-4100
 (Name, address and telephone number, including area code, of agent for service)

                            -------------------------

                         CALCULATION OF REGISTRATION FEE

======================================================================================================================
                                                             PROPOSED MAXIMUM     PROPOSED MAXIMUM        AMOUNT OF
                 TITLE OF                     AMOUNT TO     OFFERING PRICE PER   AGGREGATE OFFERING   REGISTRATION FEE
        SECURITIES TO BE REGISTERED       BE REGISTERED(1)      SHARE (2)            PRICE (2)               (3)
----------------------------------------------------------------------------------------------------------------------
WorldCom, Inc.-MCI group common stock,     500,000 shares           $13.1             $6,550,000          $1,638
par value $0.01 per share................
----------------------------------------------------------------------------------------------------------------------

(1) These shares are registered in connection with the Intermedia Communications Inc. 401(k) Profit Sharing Plan and the Digex, Incorporated 401(k) Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of the Registrant's MCI group common stock that may be issued to the Plans described herein by reason of any stock dividend, stock split, recapitalization or other similar transaction leading to an adjustment of the number of the Registrant's outstanding shares of MCI group common stock as well as any additional shares of the Registrant's MCI group common stock that may be issued pursuant to anti-dilution provisions. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the above referenced 401(k) Plans.

(2) Estimated solely for the purposes of computing the amount of the registration fee pursuant to Rules 457(h) and 457(c) under the Securities Act, based upon the average of the high and low prices of the WorldCom, Inc.-MCI group common stock as reported on The Nasdaq National Market on August 15, 2001.

(3) In accordance with Rule 457(p) under the Securities Act, the filing fee is offset against the filing fee previously paid in connection with WorldCom's Registration Statement on Form S-4 (Registration No. 333-48012) filed with the Securities and Exchange Commission ("SEC") on October 16, 2000 in connection with the merger (the "Merger") of a wholly owned subsidiary of WorldCom, Inc. ("WorldCom") with and into Intermedia Communications Inc. A portion ($685,159) of the filing fee paid in connection with the Registration Statement No. 333-48012 has been carried forward and, in addition to being partly applied towards full payment of the filing fee due hereunder, has been previously applied in part towards full payment of (i) the filing fee of $435,716 due in connection with the offering of 98,110,430 shares of WorldCom, Inc.-WorldCom group common stock and 3,599,217 shares of WorldCom, Inc.-MCI group common stock in connection with the Merger pursuant to WorldCom's Registration Statement on Form S-4 (Registration No. 333-60482) (which also constituted Post-Effective Amendment No. 2 to the Registration Statement No. 333-48012) and (ii) the filing fee of $1,727 due in connection with the prior registration of 500,000 shares of WorldCom, Inc.-WorldCom group common stock in connection with the above referenced 401(k) Plans.

--------------------------------------------------------------------------------

                             INTRODUCTORY STATEMENT

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1. PLAN INFORMATION.

      Not required to be filed with the SEC.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

      Not required to be filed with the SEC.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

      We hereby incorporate by reference into this Registration Statement the following documents previously filed with the SEC:

      (a) Our Annual Report on Form 10-K for the year ended December 31, 2000, as amended;

      (b) Annual Report on Form 11-K for the year ended December 31, 2000 for the Intermedia Communications Inc. 401(k) Profit Sharing Plan;

      (c) Transition Report on Form 11-K for the period from July 1, 2000 (inception) to December 31, 2000 for the Digex, Incorporated 401(k) Plan;

      (d) Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2001 and June 30, 2001;

      (e) Our Current Reports on Form 8-K dated April 26, 2001 (filed April 26, 2001), dated May 1, 2001 (filed May 1, 2001), dated May 9, 2001
            (filed May 16, 2001), dated June 7, 2001 (filed June 7, 2001) and dated June 8, 2001 (filed June 12, 2001); and

      (f) The description of WorldCom, Inc.-MCI group common stock set forth in WorldCom's Registration Statement on Form 8-A, under Item 1 - "Description of Registrant's Securities to be Registered", filed on April 25, 2001 pursuant to Section 12 of the Securities and Exchange Act of 1934 (the "Exchange Act"), including any amendments or reports filed for the purpose of updating such description.

      All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and all documents filed by the Intermedia Communications Inc. 401(k) Profit Sharing Plan or Digex, Incorporated 401(k) Plan pursuant to
Section 15(d) of the Exchange Act, in each case subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"); PROVIDED, HOWEVER, that the documents enumerated above or subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act or by the Intermedia Communications Inc. 401(k) Profit Sharing Plan or Digex, Incorporated 401(k) Plan pursuant to Section 15(d) of the Exchange Act in each year during which the offering made hereby is in effect prior to the filing with the SEC of our Annual Report on Form 10-K or each Plan's Annual Report on Form 11-K, as applicable, covering such year shall not be Incorporated Documents or be incorporated by reference herein or be a part hereof from and after the filing of such Annual Report on Form 10-K or Form 11-K, as applicable.

      Any statement contained in an Incorporated Document or in a document deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

      Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

      Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section 14-2-202(b)(4) of the Georgia Business Corporation Code (the "GBCC") provides that a corporation's articles of incorporation may include a provision that eliminates or limits the personal liability of directors for monetary damages to the corporation or its shareholders for any action taken, or any failure to take any action, as a director, PROVIDED, HOWEVER, that the Section does not permit a corporation to eliminate or limit the liability of a director for appropriating, in violation of his or her duties, any business opportunity of the corporation, for acts or omissions including intentional misconduct or a knowing violation of law, receiving from any transaction an improper personal benefit, or voting for or assenting to an unlawful distribution (whether as a dividend, stock repurchase or redemption, or otherwise) as provided in Section 14-2-832 of the GBCC. Section 14-2-202(b)(4) also does not eliminate or limit the rights of us or any shareholder to seek an injunction or other nonmonetary relief in the event of a breach of a director's duty to the corporation and its shareholders. Additionally, Section 14-2-202(b)(4) applies only to claims against a director arising out of his or her role as a director, and does not relieve a director from liability arising from his or her role as an officer or in any other capacity.

      The provisions of Article Ten of our Second Amended and Restated Articles of Incorporation, as amended, are similar in all substantive respects to those contained in Section 14-2-202(b)(4) of the GBCC as outlined above. Article Ten further provides that the liability of our directors shall be limited to the fullest extent permitted by amendments to Georgia law.

      Sections 14-2-850 to 14-2-859, inclusive, of the GBCC govern the indemnification of directors, officers, employees, and agents. Section 14-2-851 of the GBCC permits indemnification of an individual for liability incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (including, subject to certain limitations, civil actions brought as derivative actions by or in our right) in which he or she is made a party by reason of being our director and a director who, at our request, acts as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. This Section permits indemnification if the director acted in good faith and reasonably believed (1) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (2) in all other cases other than a criminal proceeding that such conduct was at least not opposed to the best interests of the corporation, and (3) in the case of a criminal proceeding, that he or she had no reasonable cause to believe his or her conduct was unlawful. If the required standard of conduct is met, indemnification may include judgments, settlements, penalties, fines or reasonable expenses (including attorneys' fees) incurred with respect to a proceeding.

      A Georgia corporation may not indemnify a director under Section 14-2-851:
(1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred by such director in connection with the proceeding provided it is determined that such director met the relevant standard of conduct set forth above, or (2) in connection with any proceeding with respect to conduct for which such director was adjudged liable on the basis that he or she received an improper personal benefit.

      Prior to indemnifying a director under Section 14-2-851 of the GBCC, a determination must be made that the director has met the relevant standard of conduct. Such determination must be made by: (1) a majority vote of a quorum consisting of disinterested directors; (2) a duly designated committee of disinterested directors; (3) duly selected special legal counsel; or (4) a vote of the shareholders, excluding shares owned by or voted under the control of directors who do not qualify as disinterested directors.

      Section 14-2-856 of the GBCC provides that a Georgia corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director, provided that such director delivers to the corporation a written affirmation of his or her good faith belief that he or she met the relevant standard of conduct described in Section 14-2-851 of the GBCC, and a written undertaking by the director to repay any funds advanced if it is ultimately determined that such director was not entitled to such indemnification. Section 14-2-852 of the GBCC provides that directors who are successful with respect to any claim brought against them, which claim is brought because they are or were our directors, are entitled to mandatory indemnification against reasonable expenses incurred in connection therewith.

      The GBCC also allows a Georgia corporation to indemnify directors made a party to a proceeding without regard to the above-referenced limitations, if authorized by the articles of incorporation or a bylaw, contract, or resolution duly adopted by a vote of the shareholders of the corporation by a majority of votes entitled to be cast, excluding shares owned or voted under the control of the director or directors who are not disinterested, and to advance funds to pay for or reimburse reasonable expenses incurred in the defense thereof, subject to restrictions similar to the restrictions described in the preceding paragraph; PROVIDED, HOWEVER, that the corporation may not indemnify a director adjudged liable (1) for any appropriation, in violation of his or her duties, of any business opportunity of WorldCom, (2) for acts or omissions which involve intentional misconduct or a knowing violation of law, (3) for unlawful distributions under Section 14-2-832 of the GBCC, or (4) for any transaction in which the director obtained an improper personal benefit.

      Section 14-2-857 of the GBCC provides that an officer of WorldCom (but not an employee or agent generally) who is not a director has the mandatory right of indemnification granted to directors under Section 14-2-852, subject to the same limitations as described above. In addition, we may, as provided by either (1) our Second Amended and Restated Articles of Incorporation, as amended, (2) our Restated Bylaws, (3) general or specific actions by our board of directors or (4) contract, indemnify and advance expenses to an officer, employee or agent who is not a director to the extent that such indemnification is consistent with public policy.

      The indemnification provisions of Article X of our Restated Bylaws and Article Twelve of our Second Amended and Restated Articles of Incorporation, as amended, are consistent with the foregoing provisions of the GBCC. However, our Second Amended and Restated Articles of Incorporation, as amended, prohibit indemnification of a director who did not believe in good faith that his or her actions were in, or not opposed to, our best interests, or to have improperly received a personal benefit, or in the case of a criminal proceeding, if such director had reasonable cause to believe his or her conduct was unlawful, or in the case of a proceeding by or in the right of us in which such director was adjudged liable to us, unless a court shall determine that the director is fairly and reasonably entitled to indemnification in view of all the circumstances. Our Restated Bylaws extend the indemnification available to officers under the GBCC to employees and agents.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

      Not applicable.

ITEM 8. EXHIBITS.

      See Exhibit Index below.

ITEM 9. UNDERTAKINGS.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

      (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

      PROVIDED, HOWEVER that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by such paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clinton, State of Mississippi, on August 22, 2001.

                                        WORLDCOM, INC.


                                        By: /s/ Scott D. Sullivan
                                            ------------------------------------
                                            Scott D. Sullivan
                                            Chief Financial Officer

                                POWER OF ATTORNEY

      Each person whose signature appears below hereby constitutes and appoints Bernard J. Ebbers, Scott D. Sullivan, and P. Bruce Borghardt, and each of them (with full power to each of them to act alone), his true and lawful attorneys in fact and agents for him and on his behalf and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits and any and all other documents filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorneys, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that said attorneys in fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                           TITLE                            DATE
---------                           -----                            ----


/s/ Clifford L. Alexander, Jr.    Director                       August 22, 2001
------------------------------
Clifford L. Alexander, Jr.


/s/ James C. Allen                Director                       August 22, 2001
------------------------------
James C. Allen


/s/ Judith Areen                  Director                       August 22, 2001
------------------------------
Judith Areen


/s/ Carl J. Aycock                Director                       August 22, 2001
------------------------------
Carl J. Aycock


/s/ Max E. Bobbitt                Director                       August 22, 2001
------------------------------
Max E. Bobbitt

/s/ Bernard J. Ebbers             Director, President and Chief  August 22, 2001
------------------------------    Executive Officer (Principal
Bernard J. Ebbers                 Executive Officer)



/s/ Francesco Galesi              Director                       August 22, 2001
------------------------------
Francesco Galesi


/s/ Stiles A. Kellett, Jr.        Director                       August 22, 2001
------------------------------
Stiles A. Kellett, Jr.


/s/ Gordon S. Macklin             Director                       August 22, 2001
------------------------------
Gordon S. Macklin


/s/ Bert C. Roberts, Jr.          Chairman of the Board          August 22, 2001
------------------------------
Bert C. Roberts, Jr.


/s/ John W. Sidgmore              Director                       August 22, 2001
------------------------------
John W. Sidgmore


/s/ Scott D. Sullivan             Director and Chief Financial   August 22, 2001
------------------------------    Officer (Principal Financial
Scott D. Sullivan                 Officer and Principal Accounting
                                  Officer)

THE PLAN. Pursuant to the requirements of the Securities Act of 1933, the trustee (or other persons who administer the employee benefit plan) has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on this 21st day of August, 2001.

                                        INTERMEDIA
                                        COMMUNICATIONS INC.
                                        401(K) PROFIT SHARING PLAN,


                                    By: /s/ Michael J. Randels
                                        ----------------------------------------
                                        Michael J. Randels
                                        Plan Administrator

      THE PLAN. Pursuant to the requirements of the Securities Act of 1933, the trustee (or other persons who administer the employee benefit plan) has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beltsville, State of Maryland, on this 21st day of August, 2001.

                                        DIGEX, INCORPORATED 401(K) PLAN,


                                        By: /s/ Tim Walkup
                                            ------------------------------------
                                            Tim Walkup
                                            Plan Administrator

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
------                            -----------

3.1 Articles of Amendment to the Second Amended and Restated Articles of Incorporation of WorldCom (amending former Article Seven by inserting Articles Seven D, E, F and G)

3.2 Articles of Amendment to the Second Amended and Restated Articles of Incorporation of WorldCom (amending former Article Four by deleting the text thereof and substituting new Article Four)

3.3 Articles of Amendment to the Second Amended and Restated Articles of Incorporation of WorldCom (amending former Article Eleven by deleting the text thereof and substituting new Article Eleven)

3.4 Second Amended and Restated Articles of Incorporation of WorldCom (including preferred stock designations), as amended as of May 1, 2000

3.5         Restated ByLaws of WorldCom

3.6 Restated Rights Agreement dated as of June 7, 2001, between WorldCom and The Bank of New York, which includes the form of Certificate of Designations, setting forth the terms of the Series 4 Junior Participating Preferred Stock, par value $.01 per share, and the Series 5 Junior Participating Preferred Stock, par value $.01 per share, as Exhibit A, and the form of Rights Certificates as Exhibits B and C (incorporated by reference to Exhibit 4.4 to WorldCom's Current Report on Form 8-K dated June 7, 2001 (filed on June 7,
            2001) (File No. 0-11258))

23.1        Consent of Arthur Andersen LLP

23.2        Consent of Dowell and Perez, P.A.

23.3        Consent of Ernst & Young LLP

24.1        Power of Attorney (included on the signature pages hereto)

----------

      The Registrant will submit or has submitted the Intermedia Communications Inc. 401(k) Profit Sharing Plan and the Digex, Incorporated 401(k) Plan and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify such plans.